Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS

FIRST QUARTER OPERATING RESULTS

PROVO, Utah, May 7, 2010 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of nutritional supplements and complementary products, today reported an increase in net sales of 4.7 percent to $87.0 million for the 2010 first quarter, compared with $83.2 million for the same period in 2009.  Operating income improved by approximately $2.8 million, to break-even, compared to an operating loss of $2.8 million in the first quarter of 2009.  Net income totaled $4.2 million, compared with a net loss of $1.5 million in the first quarter of last year. Basic and diluted net income per share was $0.27, compared to a net loss per share of $0.09 for the same period last year. The increase in operating income was primarily the result of increased sales and reduced cost of goods sold and selling, general, and administrative expenses as a percent of sales.  During the quarter, the Company generated cash flow from operations of approximately $3.5 million.

The Company’s balance sheet remains strong with cash and cash equivalents of $38.8 million, and shareholders’ equity of $62.6 million as of March 31, 2010. The Company has no long-term debt.

During the first quarter of 2010, the Company recorded a $3.7 million, or $0.24 per diluted share, foreign exchange gain in other income related to the implementation of highly-inflationary accounting for Venezuela and devaluation of the Venezuelan bolivar.  This change also reduced reported net sales for the Company by approximately 1.7 percent and reduced operating income by approximately $0.4 million, or $0.02 per diluted share, for the first quarter of 2010.

An income tax benefit added approximately $0.08 per diluted share to net income, as compared with $0.01 per diluted share for the same period a year ago. The benefit in 2010 was primarily due to a reduction of our liability for unrecognized tax benefits.

“We are pleased with the continued progress by Nature’s Sunshine Products and the improved start for 2010,” said Douglas Faggioli, President and CEO.   “With improving economies worldwide, most of our markets — notably the U.S., Europe, the Ukraine, Canada, and Mexico — demonstrated encouraging growth, aided by selective price increases and more favorable exchange rates.  We continue to see increases in sales managers, a key positive indicator, and strengthening cash flow. We remain focused on reducing expenses and improving operating income at Nature’s Sunshine.”

Segment Analysis

Nature’s Sunshine Products U.S., which remains the Company’s largest individual segment, increased net sales revenue by 3.6 percent for the quarter, to $37.8 million, compared with $36.5 million in the same quarter a year ago. Operating expenses remained essentially flat at $37.5 million, compared with $37.4 million for the same quarter a year ago. Operating income for the three months ended March 31, 2010 totaled $0.3 million, an improvement of $1.2 million, as compared to an operating loss of $0.9 million for the same period in 2009.  The increase in net sales is due to 4.3 percent growth in our active Managers during the quarter, increased attendance at our leadership conference in February 2010, as well as the launch of two new products and the introduction of a new Distributor training program during the 2010 first quarter.

At Nature’s Sunshine Products International, net sales revenues for the three month period ended March 31, 2010 totaled $35.3 million, an increase of approximately 5.1 percent, compared to $33.6 million for the same period in the prior year.  Net sales results benefited from growth in several key markets, and the effect of a weakening U.S. dollar overall and specifically on consumer demand in many of the markets in which we operate. The improvements, however, were offset by the impact of the aforementioned accounting treatment for Venezuela. With operating expenses up 9.1 percent, operating income for the three months ended March 31, 2010, was $0.4 million, compared to $1.6 million for the same period in the prior year. The increase in operating expenses is a result of increases for VAT accruals in certain markets, the effect of the devaluation of the bolivar and the change to a highly inflationary economy in Venezuela, as well as the effect of increased inter-company transfer prices for some of our products in certain markets.

Among NSP International’s markets:

•                  Canada net sales increased $0.8 million, or 25.8 percent, compared to the same period a year ago.  Net sales were positively affected by foreign currency fluctuations of $0.6 million. Excluding the effect of foreign currency fluctuations, net sales increased $0.2 million, or 6.5 percent, compared to the same period in 2009 as a result of continued distributor growth.

•                  Ukraine net sales increased $0.8 million, or 15.4 percent, to $6.0 million, compared to $5.2 million during the same period in 2009. This increase was aided by improvement in the local economy, as well as a slight weakening of the U.S. dollar in relation to the Ukrainian hryvnia, which has reduced the price of our products in that country.

•                  Mexico net sales increased $0.6 million, or 20.0 percent, compared to the same period a year ago. Net sales were positively affected by foreign currency fluctuations of $0.4 million.  Excluding the effect of foreign currency fluctuations, net sales increased $0.2 million, or 6.7 percent, compared to the same period in 2009.

•                  In Venezuela our net sales decreased $1.7 million, or 53.1 percent, to net sales of $1.5 million, compared to $3.2 million for the same period a year ago, primarily as a result of the devaluation of the bolivar. In January of this year, the exchange rate for bolivars changed from 2.15 bolivars per U.S. dollar to 4.3 bolivars per U.S. dollar.

•                  As a group, net sales for the remaining Nature’s Sunshine Products International markets improved $1.2 million, or 6.3 percent, to net sales of $20.3 million, compared to sales of $19.1 million for the same period in 2009, with approximately 50 percent of the $1.2 million increase stemming from currency exchange rate fluctuations.

For the first quarter of 2010, Synergy Worldwide net sales were $13.9 million, compared to $13.1 million for the same period in 2009, an increase of 6.1 percent. Net sales revenues more than doubled in its European and U.S. markets, to $2.5 million and $2.6 million, respectively, compared to $1.1 million and $1.3 million, respectively, for each of these markets during the same period in the prior year. The growth in the Synergy European markets was primarily due to expansion in the markets in which we operate, as well as positive currency fluctuations of $0.1 million. The increase in net sales in the U.S. was the result of growth in our Distributor base, as well expansion of its personal import program.  These improvements were offset by decreases in our sales in Japan and Indonesia.  Net sales in Japan decreased $1.2 million, or 23.1 percent, to net sales of $4.0 million, compared to net sales of $5.2 million for the same period a year ago.  The decrease in Japan net sales is primarily due to continued strong competition and a weak economy in Japan, which has resulted in a decrease in active Managers and Distributors.  The decrease in Japan net sales were offset by positive currency fluctuations of $0.1 million. Net sales in Indonesia decreased $1.8 million, or 54.5 percent, to net sales of $1.5 million compared to net sales of $3.3 million for the same period a year ago. The decrease in Indonesia net sales were offset by positive currency fluctuations of $0.3 million. Of the remaining net sales increase of $1.1 million in Synergy Worldwide’s remaining markets compared to the same period a year ago, approximately 55 percent was related to positive foreign currency fluctuations.  Along with increased net sales revenue, Synergy Worldwide operating expenses overall were 11.4 percent lower than a year ago, resulting in a reduction in the operating loss by $2.8 million, to an operating loss of $0.7 million, compared to an operating loss of $3.5 million for the same period in 2009.

As of March 31, 2010, active Managers totaled 29,900, compared to 28,700 at December 31, 2009. Active Distributors totaled 693,200, compared to 697,200 at December 31, 2009.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets, through direct sales, encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, the Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, Norway, Sweden, the Czech Republic and the Netherlands. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$38,791	$35,538
Restricted cash	746	1,495
Accounts receivable, net of allowance for doubtful accounts of $1,789 and $1,840 respectively	9,352	8,294
Investments available for sale	3,175	3,167
Inventories, net	38,693	40,623
Deferred income tax assets	5,841	6,646
Prepaid expenses and other current assets	5,529	5,629
Total current assets	102,127	101,392

Property, plant and equipment, net	28,491	28,757
Investment securities	1,835	1,752
Intangible assets	1,391	1,421
Deferred income tax assets	12,214	12,228
Other assets	18,907	19,306
	$164,965	$164,856

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,428	$4,176
Accrued volume incentives	20,032	17,495
Accrued liabilities	32,983	34,143
Deferred revenue	3,615	4,513
Income taxes payable	6,135	7,542
Total current liabilities	68,193	67,869
Liability related to unrecognized tax benefits	29,760	35,028
Deferred compensation payable	1,835	1,752
Other liabilities	2,585	3,112
Total long-term liabilities	34,180	39,892

Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,510 shares issued and outstanding as of March 31, 2010 and December 31, 2009	67,252	67,183
Retained earnings	13,664	9,511
Accumulated other comprehensive loss	(18,324)	(19,599)
Total shareholders’ equity	62,592	57,095
	$164,965	$164,856

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net Sales Revenue (net of the rebate portion of volume incentives of $11,253 and $11,271, respectively)	$87,046	$83,176
Cost and Expenses:
Cost of goods sold	18,001	17,547
Volume incentives	32,564	30,996
Selling, general and administrative	36,463	37,477
	87,028	86,020
Operating Income (Loss)	18	(2,844)
Other Income, Net	2,835	1,204

Income (Loss) Before Income Tax Benefit	2,853	(1,640)
Income Tax Benefit	(1,300)	(178)
Net Income (Loss)	$4,153	$(1,462)

Basic Net Income (Loss) Per Common Share	$0.27	$(0.09)
Diluted Net Income (Loss) Per Common Share	$0.27	$(0.09)
Weighted Average Basic Common Shares Outstanding	15,510	15,510
Weighted Average Diluted Common Shares Outstanding	15,534	15,510

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	286 Madison Avenue, Suite 907
Provo, Utah 84605-9005	New York, NY 10017
(801) 342-4370	(212) 532-3232